NEWS ANNOUNCEMENT FOR IMMEDIATE RELEASE

For more information contact:

Omar Choucair Joseph N. Jaffoni

Chief Financial Officer Stewart A. Lewack

DG Systems, Inc. Jaffoni & Collins Incorporated

972/581-2000 212/835-8500 dgit@jcir.com

DG SYSTEMS REPORTS SECOND QUARTER

REVENUES OF $15.2 MILLION

DALLAS, Texas -- August 3, 2005 -- DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today reported operating results for the three-month and six-month periods ended June 30, 2005. The table below summarizes the financial results:

Summary of Fiscal 2005 Second Quarter and Six-Months Results

(in thousands, except per-share data)

	Three Months Ended June 30,	Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$ 15,157	$ 14,890	$ 30,860	$ 28,272
EBITDA (1)	2,105	4,037	5,728	7,362
Operating income (2)	251	2,498	2,457	4,624
Net Income (loss) (2)	(350)	1,586	775	2,903
Diluted income per share (2)	0.00	0.02	0.01	0.04
Weighted average shares -- Diluted	73,946	73,227	73,475	73,698

  EBITDA is earnings before interest, taxes, impairment, restructuring charges, depreciation and amortization. In the three months ended June 30, 2005 DG Systems recorded $0.4 million of acquisition and transition costs. Excluding the effect of these items for the three months ended June 30, 2005, DG Systems would have reported adjusted EBITDA of approximately $2.5 million. The first quarter 2005 results include a one-time $0.5 million reduction of operating expenses related to the re-negotiation of an existing service agreement.
  In the three months ended June 30, 2005, DG Systems recorded a non-recurring pre-tax acquisition charge of $0.4 million, or $0.2 million after tax, pre-tax restructuring charges of $0.3 million or $0.2 million after tax, and loan fee write-off charge of $0.3 million, or $0.2 million after tax that reduced operating income, net income and diluted income per share. Excluding the effect of these items for the three months ended June 30, 2005, DG Systems would have reported adjusted net income of approximately $0.2 million. When excluding these items for the six months ended June 30, 2005, DG Systems would have reported adjusted net income of approximately $1.3 million and adjusted net income per diluted share of approximately $0.02. The following tables summarize the effect of these charges.

- more -

DG Systems Reports Second Quarter/Six-Months Results, 8/3/05 page 2

Summary of Adjustments to Fiscal 2005 Second Quarter and Six-Months Results

(in thousands, except per share data)

	Three Months Ended June 30,		Six-Months Ended June 30,
	2005	2004	2005	2004
Net Income (loss)	$ (350)	$ 1,586	$ 775	$ 2,903
Add back:
Acquisition and other transition costs (1) (4)	226	-	226	-
Restructuring costs (2) (4)	169	-	169	-
Loan fee write-off (3) (4)	165	-	165	-

Adjusted Net Income	210	$ 1,586	1,335	$ 2,903

Reported EBITDA	$ 2,105	$ 4,037	$ 5,728	$ 7,362
Add back:
Acquisition and other transition costs (1)	365	-	365	-

Adjusted EBITDA	$ 2,470	$ 4,037	$ 6,093	$ 7,362

  Includes transition costs related to the relocation of the Media DVX operations to DG's Dallas facility, the elimination of approximately 25 Media DVX contract employees and the integration of the New York facilities
  Restructuring costs are related to acquisitions completed in the last twelve months.
  As a result of the Company's debt refinancing during the 2005 second quarter, approximately $0.27 million of deferred loan fees were written off, which were recorded as additional interest expense for the period.
  Amount shown is net of taxes

For the three months ended June 30, 2005, DG Systems reported consolidated revenues of $15.2 million, compared to consolidated revenues of $14.9 million in the year-ago second quarter. The year ago second quarter included over $400,000 in revenue from political advertising and approximately $625,000 of deferred revenue in the Company's StarGuide division, which did not recur in the 2005 second quarter. Second quarter 2005 revenues were impacted by a more competitive rate environment and a decrease in distribution volume by current and ongoing customers. The Company improved the percentage of electronic delivery volume over its digital network to 87% in 2005 second quarter vs. 76% in the 2004 second quarter which had the impact of lowering the revenue generated from the Company's higher margin dub and ship operations.

DG Systems' 2005 second quarter EBITDA (earnings before interest, taxes, depreciation and amortization) of $2.1 million reflects the Company's transition of its

-more-

DG Systems Reports Second Quarter/Six-Months Results, 8/3/05 page 3 revenue mix to a higher percentage of electronic deliveries without the full benefit of cost savings, operational efficiencies and synergies related to the integration of acquired businesses. The second quarter EBITDA was also impacted by non-recurring restructuring expenses totaling approximately $0.4 million related to acquisitions completed in the last twelve months.

The Company recently closed its dub and ship facility in Wilmington, Ohio and completed its integration of the Media DVX assets acquired in the second quarter by relocating operations to Dallas and eliminating approximately 25 contract employees. Additionally, DG will complete the integration of its two Los Angeles facilities in September.

Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, commented, "Second quarter revenue levels were in line with the preview of operating results we issued last month. The good news in this quarter is that we continued to make progress to upgrade and expand our network as well as DG's service offerings. DG's efforts have focused on creating a robust digital network that allows advertisers to reach every relevant media outlet in the U.S. While it has taken slightly longer than initially projected to incorporate all of the advanced features and functionality into our system, we are certain that the network's reach and capabilities are now unrivalled.

"With increased competition in the digital delivery space, it is important to take note of DG System's initiatives to fuel future growth. The Universal Deployment program has been a huge success with over 1,500 new video points of presence added in just the last year. At this time, the DG network electronically reaches 99% of all TV stations, 98% of the cable systems, and more than 75% of all the broadcast and cable networks in the United States. This corporate initiative has already been instrumental in our ability to retain current customers and acquire new ones.

"Existing clients are embracing the fact that the DG network can meet their diverse delivery needs, and we are winning new clients who also recognize the benefits of our enhanced platform. During the second quarter, we firmed up several new strategic relationships with existing customers and with post-production houses that are driving solid gains in our network traffic.

-more-

DG Systems Reports Second Quarter/Six-Months Results, 8/3/05 page 4

"On another front, the company's higher percentage of electronic deliveries and recent acquisitions present several opportunities to realize cost synergies and significant fixed cost reductions. These include consolidating jobs and personnel and closing redundant facilities. While we endured slight delays in realizing these synergies, it was necessary to take an appropriate amount of time with each acquisition to ensure high quality, uninterrupted client care and customer service. In the second half of 2005, DG Systems will benefit from a 13% reduction in personnel from December 31, 2004 levels. We are confident that over time our enhanced network offerings and streamlined structure will reward our shareholders.

"We also continue to invest in our network in advance of the broadcast industry's pending HDTV transition. The upgrade of our satellite capacity and reach, which will be completed in the fourth quarter, is a key element in positioning the DG network for the digital future. As we enter 2006, DG will be fully prepared to distribute these data-intensive files in a timely, reliable and cost-effective manner. Importantly, the upgrade will reduce overhead while tripling the satellite bandwidth available to our customers. It will also help us pursue new customers through greater service options and geographic reach."

DG finished the 2005 second quarter with net debt of $19.4 million, comprised of debt totaling $22.5 million and cash of $3.1 million.

Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, restructuring, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the EBITDA figures included herein can be made by deducting operating expenses, excluding impairment, depreciation and amortization from the Company's revenues (see attached financial table).

-more-

DG Systems Reports Second Quarter/Six-Months Results, 8/3/05 page 5

Adjusted Net Income is defined as Net Income plus the impact of transition costs, net of taxes, related to the relocation of the Media DVX operations to DG's Dallas facility, the elimination of approximately 25 Media DVX contract employees, the integration of the New York facilities, loan fee write-off and restructuring costs related to acquisitions. The Company believes it to be useful to an investor in evaluating the performance of the Company to report Adjusted Net Income which excludes the impact of the non-recurring charges.

About DG Systems, Inc. (www.dgsystems.com)

DG Systems and its StarGuide and SourceTV divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG's extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, over 3,700 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content. DG Systems is based in Irving, Texas, with offices located in New York City, Detroit, Los Angeles, Chicago, Boca Raton and Louisville, Kentucky.

The Company's second quarter conference call will be broadcast live on the Internet at 11:00 a.m. EDT today, Wednesday, August 3, 2005. The webcast is open to the general public. Interested parties may access the live call on the Internet via the Company's web site at www.dgsystems.com or www.fulldisclosure.com. Please allow 15 minutes to register and download and install any necessary software.

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems' business are set forth in the company's Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

(tables follow)

DG Systems Reports Second Quarter/Six-Months Results, 8/3/05 page 6

Digital Generation Systems, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	June 30, 2005	December 31, 2004
Cash	$ 3,083	$ 8,059
Accounts receivable	10,692	12,559
Inventories	1,455	1,475
Property and equipment	16,347	12,453
Investment in Verance Corporation	5,124	-
Goodwill	42,589	34,974
Deferred tax assets	17,603	17,973
Other	20,062	20,024
TOTAL ASSETS	$116,955	$ 107,517

Accounts payable and accrued liabilities	10,600	6,998
Deferred revenue	1,839	2,694
Debt and capital leases	22,449	18,393
TOTAL LIABILITIES	34,888	28,085
TOTAL STOCKHOLDERS' EQUITY	82,067	79,432
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$116,955	$ 107,517

(table follows)

DG Systems Reports Second Quarter/Six-Months Results, 8/3/05 page 7

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004
Revenues	$ 15,157	$ 14,890	$ 30,860	$ 28,272

Operating expenses, excluding depreciation and amortization	13,052	10,853	25,132	20,910

EBITDA	2,105	4,037	5,728	7,362

Depreciation & amortization	1,583	1,539	3,000	2,738

Restructuring charge	271	-	271	-

Operating income	$ 251	$ 2,498	$ 2,457	$ 4,624

Interest expense and other, net	765	263	1,157	534

Income (loss) before income taxes	(514)	2,235	1,300	4,090

Provision (benefit) for income taxes	(164)	649	525	1,187

Net income (loss)	$ (350)	$ 1,586	$ 775	$ 2,903

Basic net income per common share	$ 0.00	$ 0.02	$ 0.01	$ 0.04

Diluted net income per common share	$ 0.00	$ 0.02	$ 0.01	$ 0.04

Weighted average outstanding shares -- Basic	73,946	72,630	73,340	72,398

Weighted average outstanding shares -- Diluted	73,946	73,227	73,475	73,698

# # #